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                                                                     EXHIBIT 3.7

                               STATE OF DELAWARE

                       OFFICE OF THE SECRETARY OF STATE                   PAGE 1

                        ______________________________



     I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "EMPRESS RIVER CASINO FINANCE CORPORATION" FILE IN THIS OFFICE ON THE SEVENTH DAY OF JANUARY, ^^. D. 1994, AT 12 O'CLOCK P.M.


                              [SEAL]



                              [SEAL]  /s/ Edward J. Freel
                                      ----------------------------------------
                                       Edward J. Freel, Secretary of State

2367284 8100                           AUNTHENTICATION: 9134499

981226951                                         DATE: 06-12-98
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                         CERTIFICATE OF INCORPORATION

                                      OF

                   EMPRESS RIVER CASINO FINANCE CORPORATION

                                **************


     THE UNDERSIGNED, in order to form a corporation for the purposes hereinafter stated, under and pursuant to the provisions of the General Corporation Law of the State of Delaware, does hereby certify as follows:

     FIRST: The name of the Corporation is EMPRESS RIVER CASINO FINANCE CORPORATION.

     SECOND: The registered office of the Corporation is to be located at 1209 Orange Street in the City of Wilmington in the County of New Castle, in the State of Delaware. The name of its registered agent at that address is The Corporation Trust Company.

     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

     FOURTH: The total number of shares of stock which the Corporation is authorized to issue is Three Thousand (3,000) shares of common stock, $0.01 par value per share.

     FIFTH:  The name and address of the Incorporator is as follows:

          NAME                      ADDRESS
          ----                      -------
          Mark S. Albert            c/o D'Ancona & Pflaum
                                    30 N. LaSalle Street
                                    Suite 2900
                                    Chicago, IL 60602
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     SIXTH:  The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders.

     (1) The number of directors of the Corporation shall from time to time be fixed by, or in the manner provided in, the by-laws. Election of directors need not be by ballot unless the by-laws so provide.

     (2) The Board of Directors shall have power without the assent or vote of the stockholders to make, alter, amend, change, add to or repeal the by-laws of the Corporation; to authorize and cause to be executed mortgages and liens on all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

     (3) The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders are present in person or by proxy) shall be as valid and as binding upon the Corporation and upon all the

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stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors' interest, or for any other reason.

     (4) In addition to the powers and authorities expressly conferred upon the directors of the corporation, either by this Certificate or by Statute, the directors are hereby empowered to exercise all such powers and do all such acts as may be exercised or done by the Corporation, so long as such actions do not violate applicable law, this Certificate, and any by-laws of the Corporation from time to time enacted by the stockholders of the Corporation; provided, however, that no by-laws shall invalidate any prior act of the directors which would have been valid if such by-laws had not been enacted.

     SEVENTH: The Corporation shall, to the fullest extent permitted by law, indemnify all persons whom it may indemnify pursuant thereto.

     EIGHTH: The liability of the Corporation's directors to the Corporation or its stockholders shall be eliminated to the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same may be amended and supplemented. No amendment to or repeal of this ARTICLE EIGHTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

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     TENTH:  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

     IN WITNESS WHEREOF, I have hereunto set my hand this 7th day of January, 1994.

                              /s/ Mark S. Albert
                              ___________________________________
                              Mark S. Albert

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